Exhibit 99.1

Contact:
Richard K. Arter
Investor Relations
941-362-1200

Richard J. Dobbyn
Chief Financial Officer
941-362-1200

Sun Hydraulics Corporation Announces Intention to
Pay a Special Dividend of $2.00 per Share

SARASOTA, FLA, July 10, 2003 — Sun Hydraulics Corporation (NASDAQ: SNHY) today announced its intention to make a distribution to all shareholders in the form of a special cash dividend of $2.00 per share. The distribution is subject to the Company completing financing arrangements necessary to fund the distribution and refinance the Company’s current long-term debt.

Sun Hydraulics’ Chairman of the Board, Clyde Nixon, commented, “This distribution was proposed to the Board of Directors by the Company’s largest shareholder, as a way to provide a measure of liquidity and a return to the Company’s shareholders, in light of the stagnant market price of the Company’s stock over the past four years. Several factors influenced the Board’s decision: the recent reduction in the dividend tax rate to 15%, current low borrowing costs, and Sun’s strong balance sheet and cash flow.”

The new financing will consist of a Term Loan of approximately $11 million and a secured revolving Line of Credit estimated at $12 million. The Term Loan will be secured by the Company’s U.S. land and buildings, with monthly principal and interest payments based upon a 20-year amortization schedule, and with all remaining principal and interest due in June 2008. The Line of Credit will be secured by all of the Company’s U.S. assets, excluding land and buildings, requires monthly payments of interest only, and will be payable in full in June 2006. Both the Term Loan and the Line of Credit will have a floating interest rate of 1.9% over LIBOR for the first year; thereafter, the rate will vary based upon the Company’s leverage ratio.

Sun Hydraulics Chief Financial Officer, Richard Dobbyn, commented, “The minimum principal payments required under the new debt structure will be about the same as the payments required prior to the refinancing and the interest expense the first year, at the current LIBOR rate, will increase approximately $200,000 from the current charge of $600,000. This financing gives the Company flexibility to maintain investments for the long term and is expected to allow enough cash to continue paying a quarterly dividend.”

The foregoing summary of the Term Loan and the Line of Credit is based upon the current negotiations between the Company and the bank. However, the documentation relating to the Term Loan and Line of Credit is currently being finalized, and is expected to be complete and ready for final Board approval within 30 days. There can be no assurance that the terms and conditions of the financing arrangements will not change, or will be provided at all by the bank, in which case no special dividend would be declared by the Board.

When the documentation for the Term Loan and Line of Credit are finalized, approved and signed, the Board will set the record date for the determination of the shareholders entitled to the special dividend, as well as the payable date for the special dividend, and the Company will issue a press release with such information.

The dividend and refinancing and their effects on the Company’s growth and future financial performance will be discussed in the second quarter press release planned for August 4, 2003, and in the conference call with analysts on August 5, 2003.

Webcast

Sun Hydraulics Corporation will broadcast its second quarter financial results conference call with analysts live over the Internet at 2:30 P.M. E.T., August 5, 2003. To listen, go to http://investor.sunhydraulics.com/medialist.cfm.

A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended March 29, 2003, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 28, 2002. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.